NEWS RELEASE

CONTACT: Kenneth J. Wagner, SVP Investor Relations
         Provident Financial Services, Inc.
         (201) 915-5344

FOR RELEASE: 7:45 A.M. Eastern Time: February 27, 2009


        Provident Financial Services, Inc. Announces CEO Succession Plan


JERSEY CITY, NJ, February 27, 2009 ---/ PRNewswire-First Call/ Provident Financial Services, Inc. (NYSE:PFS) (the "Company") announced that in accordance with the Company's retirement policy Paul M. Pantozzi, Chairman and Chief Executive Officer, will retire effective September 1, 2009. Mr. Pantozzi will remain as Chairman of the Board.

Christopher Martin, President and Chief Operating Officer since 2007 will assume the title of Chief Executive Officer and President of both the Company and The Provident Bank. Mr. Martin joined the Company in 2004 as President.

Mr. Pantozzi, who has held many positions with The Provident Bank during his career spanning over 40 years, has served as CEO since 1993 and as both Chairman and CEO since 1998. He has been one of the most prominent and influential banking executives in New Jersey for more than 20 years, and under his leadership The Provident Bank has grown to more than $6.5 billion in assets.

"It has been my distinct honor and privilege to serve The Provident Bank and its constituencies as its Chief Executive Officer for the past sixteen years. I am certain that Chris Martin will foster the next level of achievement and growth for New Jersey's oldest financial institution. I congratulate Chris on his appointment and am confident that he will serve Provident, its Board of Directors, employees, customers and stockholders with distinction in the coming years," stated Mr. Pantozzi.

"The Provident Bank and its management team will maintain its pursuit of long-term stockholder value during these difficult times by continuing to emphasize the core competencies, which Paul Pantozzi and the Board have cultivated. I will assume leadership of an organization that is ready and able to meet the challenges of tomorrow and provide the personalized customer service that has been successful for 170 years," added Mr. Martin.

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About the Company

Provident Financial Services, Inc. is the holding company for The Provident Bank, a community-oriented bank offering a full range of retail and commercial loan and deposit products. On this date, The Provident Bank officially marks its 170th year of existence, having been established in 1839. The Provident Bank currently operates 82 full service branches throughout northern and central New Jersey.